Exhibit 2.2

RESTATED AGREEMENT AND PLAN OF MERGER
AMONG
TRI-VALLEY CORPORATION
COASTAL OIL SANDS CO.
AND
PLEASANT VALLEY ENERGY CORPORATION

        This RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of the 30th day of March, 2005 ("Agreement Date"), by and among TRI-VALLEY CORPORATION ("Tri-Valley"), a Delaware corporation, COASTAL OIL SANDS CO. ("C-Sub"), a Nevada corporation, PETRAWEST LTD., a Nevada limited liability company ("Petrawest"), and PLEASANT VALLEY ENERGY CORPORATION, ("PVCO" or "Surviving Corporation"), a Nevada corporation.

R E C I T A L S:

WHEREAS, PVCO is the owner of certain Properties in California that Tri-Valley desires to develop.

WHEREAS, C-Sub is a wholly owned subsidiary of Tri-Valley.

WHEREAS, PVCO is a wholly owned subsidiary of Petrawest.

        WHEREAS, Tri-Valley, C-Sub, and PVCO have determined that a Merger is in the best interests of their respective stockholders and have approved this Agreement in order to effect the Merger as provided for herein.

WHEREAS, pursuant to the Merger, the outstanding shares of PVCO shall be converted into the right to receive the Merger Consideration pursuant to the terms of this Agreement.

WHEREAS, Tri-Valley, C-Sub, Petrawest and PVCO desire to enter into this Agreement and to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

        As used herein, the following terms shall have the following meanings (all terms defined in this Article or in other provisions of this Agreement in the singular are to have the same meanings when used in the plural and vice versa):

"Accredited Investor" shall have the meaning assigned to it in Section 3.14(b) and Section 3.15 of this Agreement.

"Agreement Date" shall mean the date first above written.

"Assignment of Leases" shall mean that certain Agreement for Assignment of Leases dated as of March 30, 2005, between Petrawest and PVCO.

        "Articles of Merger" shall mean the Articles of Merger in conformity with the requirements of Delaware Law and Nevada Law. A copy of the Articles of Merger with respect to the requirements of Nevada Law is attached hereto as Exhibit "A".

"Closing Date" shall have the meaning assigned to it in Section 7.1 of this Agreement.

"Conveyance" shall mean that certain Assignment, Conveyance and Bill of Sale dated as of March 30, 2005, between Petrawest and PVCO.

"C-Sub" shall mean Coastal Oil Sands Co., a Nevada corporation, and a wholly owned subsidiary of Tri-Valley.

"C-Sub Stock" shall mean the common stock of C-Sub.

"Delaware Law" shall mean the Delaware General Corporation Law.

"Effective Date" shall have the meaning assigned to it in the Articles of Merger.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Merger" shall have the meaning assigned to it in Section 2.1 of this Agreement.

"Merger Consideration" shall have the meaning assigned to it in Section 2.2(a) of this Agreement.

"Nevada Law" shall mean the Nevada Revised Statutes.

"Person" shall mean an individual, proprietorship, trust, estate, personal representative, partnership, limited liability company, joint venture, association, company, corporation or other entity.

"Petrawest" shall mean Petrawest Ltd., a Nevada limited liability company, and the sole shareholder of PVCO.

"Properties" shall have the meaning assigned to it in Paragraph 2(b) of the Assignment of Leases.

"PVCO" shall mean Pleasant Valley Oil Corporation, a Nevada corporation, and a wholly owned subsidiary of Petrawest.

"PVCO Stock" shall have the meaning assigned to it in Section 2.2 of this Agreement.

"Restricted Securities" shall have the meaning assigned to it in Section 7.3 of this Agreement.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

"Surviving Corporation" shall have the meaning assigned to it in Section 2.1 of this Agreement.

"Tri-Valley" shall mean Tri-Valley Corporation, a Delaware corporation, and the sole shareholder of C-Sub.

"Tri-Valley Stock" shall mean the common stock of Tri-Valley.

ARTICLE 2

THE MERGER

        2.1     Merger. As of the Effective Date and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and Nevada Law, C-SUB shall be merged with and into PVCO (the "Merger"), and the separate corporate existence of C-SUB shall cease and PVCO shall continue as the "Surviving Corporation" and as a subsidiary of Tri-Valley. All the assets, rights, powers, duties, and obligations of PVCO and C-Sub shall vest in PVCO.

2.2 Conversion of Shares.

                (a)     Conversion of PVCO Stock. The authorized common stock of PVCO consists of twenty thousand (20,000) shares, all of which have been duly issued to Petrawest ("PVCO Stock"). Subject to the terms and conditions of this Agreement, at the Effective Date, each share of PVCO Stock authorized and issued immediately prior to the Effective Date shall, by virtue of the Merger and without further action on the part of the holder thereof, be converted into ten shares of Tri-Valley Stock, and, subject to the terms and conditions of this Agreement, the holder of such converted stock shall be entitled to receive a total of two hundred thousand (200,000) shares of Tri-Valley Stock (the "Merger Consideration").

                (b)      Conversion of C-SUB Stock. At the Effective Date, each share of C-SUB Stock that is issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable share of PVCO Stock.

(c) Dissenting Shares. There are no dissenting shares of PVCO or C-Sub. Each corporation will present a certificate at closing confirming that there are no dissenting shares.

                (d)     Adjustments for Capital Changes. If Tri-Valley recapitalizes through a stock split or otherwise divides its outstanding shares of Common Stock into a different number of shares or declares a stock dividend or is a party to a merger and its shares are converted into other shares or property between the date of execution of this Agreement and the Effective Date, then the Merger Consideration shall be equitably adjusted.

        2.3     Effect of the Merger. At the Effective Date, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Nevada Law. Without limiting the generality of the foregoing, at the Effective Date:

(a) The Certificate of Incorporation of PVCO immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Date.

(b) The Bylaws of PVCO immediately prior to the Effective Date shall continue unchanged and shall be the Bylaws of the Surviving Corporation immediately after the Effective Date.

(c) The directors and the corporate officers of C-Sub immediately prior to the Effective Date shall become, respectively, the directors and the corporate officers of the Surviving Corporation.

        2.4     Tax Matters. The parties intend that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. The parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PETRAWEST AND PVCO

        Petrawest and PVCO represent and warrant to Tri-Valley that each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct as of the Agreement Date and as of the Closing Date.

        3.1     Organization and Good Standing. Petrawest is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to hold title to all the outstanding shares of PVCO and to carry on its business. PVCO is a corporation duly organized, validly existing and in good standing under the laws of Nevada. PVCO has the corporate power and authority to own its properties and to carry on the company's business

        3.2     Power, Authorization and Validity. Petrawest and PVCO have all requisite limited liability company or corporate power and authority and that no consent, approval, or authorization of any governmental body is necessary, for Petrawest and PVCO to enable them to execute, deliver, and perform this Agreement, to consummate the Merger, or to perform their respective obligations hereunder. PVCO's Board of Directors has duly authorized the Merger and the execution, delivery and performance by PVCO of this Agreement. PVCO's stockholder has executed and herewith delivers to Tri-Valley an election to vote the shares of PVCO Stock in favor of the adoption and approval of the Merger Agreement and the Merger.

                (a)     No Consents. No consent, approval, order or authorization of, or registration, or filing with, any governmental authority, or any other person, is necessary in order to enable Petrawest and PVCO to lawfully execute and deliver, and enter into this Agreement except for the filing of the Articles of Merger with the Delaware and Nevada Secretaries of State.

                (b)     Enforceability. This Agreement has been duly executed and delivered by each of Petrawest and PVCO. This Agreement when executed and delivered by Petrawest and PVCO will be the valid and binding obligations of each, enforceable against them in accordance with their respective terms.

                 (c)     No Conflict. Neither the execution and delivery of this Agreement by Petrawest or PVCO, nor the consummation of the Merger shall conflict with, nor will result in a termination, breach, or violation, nor will constitute a default under (i) any provision of the Certificate of Incorporation or Bylaws or Operating Agreement of Petrawest or PVCO, (ii) any judgment, decree, law or regulation applicable to Petrawest or PVCO or any of its assets or properties; or (iii) any contract, instrument, permit, lease, or license, understanding to which Petrawest or PVCO is a party or by which PVCO or any of its assets are bound. The consummation of the Merger by PVCO does not require the consent, release, waiver or approval of any third party other than its shareholder's approval.

        3.3     Capitalization of the PVCO. The authorized capital stock of the PVCO consists solely of twenty thousand (20,000) shares of Common Stock, all of which have been issued and are registered in the name of Petrawest and are duly issued, fully paid and non-assessable. All of such shares are free and clear of any lien, restriction, security interest, encumbrance or claim.

        3.4     Litigation. There is no action, arbitration, proceeding or claim pending or threatened against PVCO before any court, governmental authority, arbitrator or mediator. The disclosure set forth in Paragraph 7(e) of the Assignment of Leases is incorporated herein by reference.

        3.5     Taxes. PVCO has timely filed any and all required federal tax returns. County of Ventura taxes are delinquent with respect to the "Scholle-Livingston" lease and the Lenox leases described in Exhibit "A" to the Assignment of Leases. Tri-Valley or PVCO expect to acquire new leases on the Lenox lands and any new leases may be affected by or subject to the taxes due with respect to the terminated leases.

3.6 Financial; Liabilities.

                (a)     Financial Condition. PVCO's unaudited balance sheet and income statement for the period from the commencement of PVCO's existence through February 28, 2005, have been provided to Tri-Valley and to C-Sub. PVCO's Financial Statements are derived from the books and records of PVCO, fairly represent the financial condition of PVCO.

                (b)     Absence of Undisclosed Liabilities. As of the Agreement Date, PVCO, to the best of its knowledge, had no liability or obligation of any nature whether due or to become due, absolute or contingent, including liabilities for or in respect of taxes, except to: (i) the extent reflected or reserved in the unaudited balance sheet reserved above, or (ii) as disclosed by this Agreement, the Assignment , or the Conveyance, or any Exhibits thereto.

3.7 Assets of PVCO.

                (a)     Title to Properties. PVCO acquired title to all its assets pursuant to the Assignment of Leases and pursuant to the Conveyance, copies of which have been provided to Tri-Valley and to C-Sub. PVCO has retained said assets in their entirety in the form conveyed to PVCO and has not made or suffered any claim, lien, or other encumbrance thereon. The representations and warranties of Petrawest contained in the Assignment of Leases and contained in the Conveyance shall continue in full force and effect following the Effective Date.

(b) No Other Transactions. PVCO is not a party to any material contracts or agreements, other than: (i) this Agreement or (ii) the transactions described above in Section 3.7(a) hereof,

        3.8     Compliance with Laws. PVCO has complied with, and at the Effective Date shall be in material compliance with, all federal, state, or local laws, ordinances, and regulations applicable to it and its assets, subject to the effect, if any, of the matters disclosed in Paragraph 7(e) of the Assignment of Leases.

        3.9     Corporate Documents. PVCO has delivered to Tri-Valley all documents and information described in Exhibit "A" to the Assignment of Leases, and related materials described or referred to in said Assignment of Leases and at or promptly after Closing will deliver all other files and information relating to said assets. The information will include PVCO's minute book, stock ledger, and books of account.

        3.10     No Brokers. PVCO is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement.

        3.11     Books and Records. The books, records and accounts of PVCO are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and accurately and fairly reflect the basis for PVCO's Financial Statements.

3.12 No Insurance. PVCO does not maintain policies of insurance

        3.13     Environmental Matters. Neither Petrawest nor PVCO has received any notice asserting that it is not in compliance with any environmental law, and knows of no condition that would cause it to not be in compliance. The disclosures set forth in Paragraph 18(r) of the Assignment of Leases are incorporated herein by reference.

3.14 Accredited Investor - Petrawest. The following representations and warranties are made solely by Petrawest as of the Agreement Date and as of the Closing Date.

                (a)      Entirely For Own Account. The Tri-Valley Stock that Petrawest will be receiving hereunder will be acquired for investment for Petrawest's own account and not as a nominee or agent and not with a view to the distribution of any part thereof. With respect to the Tri-Valley Stock, Petrawest: (i) has no present intention of selling, granting any participation in or otherwise distributing the same; and (ii) does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person.

                (b)     Suitability. Petrawest is an "Accredited Investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act, because the sole equity owner of Petrawest is an Accredited Investor.

        3.15     Accredited Investor. The sole equity owner of Petrawest hereby represents that, as of the Agreement Date and as of the Closing Date he is an "Accredited Investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act because he is a natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million ($1,000,000).

        3.16     Disclosure. To the best of Petrawest's or PVCO's or the sole equity owner of Petrawest's knowledge, no representation or warranty of Petrawest, PVCO or the sole equity owner of Petrawest contained herein and no statement contained in any certificate or other instrument furnished or to be furnished to Tri-Valley or C-Sub prior to or on or about the Effective Date, contains any untrue statements of the material facts or omits to state a material fact necessary to make it not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TRI-VALLEY AND C-SUB

Tri-Valley and C-Sub represent and warrant that each of the following representations, warranties and statements is true and correct as of the Agreement Date and as of the Closing Date.

        4.1     Organization and Good Standing. Tri-Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business. C-Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Tri-Valley owns all of the issued and outstanding capital stock of C-Sub.

        4.2     Power, Authorization and Validity. Tri-Valley and C-Sub have all requisite corporate power and authority and have taken all necessary corporate action to enter into, execute, and deliver this Agreement, to consummate the Merger, and to perform their respective obligations hereunder.

                (a)     No Consents. No consent, approval, order or authorization of, or registration, or filing with, any governmental authority, or any other person, is necessary in order to enable Tri-Valley and C-Sub to lawfully execute and deliver, and enter into this Agreement except for (i) the filing of the Articles of Merger with the Delaware and Nevada Secretaries of State; (ii) the filing by Tri-Valley of such reports and information with the Securities and Exchange Commission as may be required in connection with this Agreement and the Merger, (iii) such other filings as may be required by the American Stock Exchange with respect to the Merger and the issuance of the Merger Consideration, and (iv) such filings, if any, as may be required in order for Tri-Valley to comply with applicable federal and state securities laws.

                (b)     Enforceability. This Agreement has been duly executed and delivered by each of Tri-Valley and C-Sub. This Agreement when executed and delivered by Tri-Valley and Sub-C will be the valid and binding obligations of each, enforceable against them in accordance with their respective terms.

                (c)     No Conflict. Neither the execution and delivery of this Agreement by Tri-Valley or C-Sub, nor the consummation of the Merger shall conflict with or result in a termination, breach, or violation of, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Tri-Valley or C-Sub, (ii) any judgment, decree, order, law, or regulation applicable to Tri-Valley or C-Sub, or (iii) any contract to which Tri-Valley or C-Sub is a party.

4.3 Shares.

(a) The shares of Tri-Valley common stock to be issued in the Merger have been duly authorized and will be validly issued, fully paid, and non-assessable.

(b) The authorized capital stock of C-Sub consists solely of 1,000 shares of common stock, of which 1,000 shares are validly issued and outstanding.

        4.4     SEC Documents; Tri-Valley Financial Statements. Documents and financial statements filed by Tri-Valley with the SEC comply in all material respects with the requirements of the Exchange Act and the Securities Act.

        4.5     Litigation. There is no action, arbitration, proceeding, claim, judgment or order pending or threatened against Tri-Valley that would prevent, delay, or have a material adverse effect on any of the transactions contemplated by this Agreement.

        4.6     Disclosure. To the best of Tri-Valley's and C-Sub's knowledge, no representation or warranty of Tri-Valley or C-Sub contained herein and no statement contained in any certificate or other instrument furnished or to be furnished to Petrawest or PVCO prior to or on or about the Effective Date, contains any untrue statements of the material facts or omits to state a material fact necessary to make it not misleading.

ARTICLE 5

CONDUCT PRIOR TO CLOSING

During the Time from the Agreement Date until the Effective Date or the termination of this Agreement, PVCO agrees as follows:

5.1 Conduct of Business. PVCO shall conduct its business in the ordinary and usual course.

        5.2     Prohibited Actions. PVCO shall not: (a) incur any indebtedness or lend any money, grant or incur any encumbrance on or sell, transfer, or dispose of any of its assets, (b) acquire any assets, enter into any lease or other contract for the purchase or sale of any material property, (c) pay any bonus or salary, hire any employees or consultants, (d) declare, set aside or pay any dividend in respect of its capital stock, amend or terminate any material contract, except in carrying out the terms of the Agreement, (e) issue or recapitalize any securities, enter into any other business combination or discussions with or any other entity (other than Tri-Valley or C-Sub), (f) amend its Certificate of Incorporation or Bylaws, or (g) initiate or settle any litigation; provided, however, that this Section shall not prevent the consummation of the transactions contemplated by the Assignment of Leases and contemplated by the Conveyance.

ARTICLE 6

COVENANTS

        Regulatory Approvals. Each of PVCO and Tri-Valley shall promptly execute, file, and obtain, or join in the execution, filing and obtaining of any application for authorization of any governmental authority in connection with the consummation of the Merger. The parties do not expect that the approval of the shareholders of Tri-Valley will be necessary for such consummation, or that any permits will be required for the issuance of the Merger Consideration. Tri-Valley shall take such steps as may be necessary to comply with the securities laws that may be applicable in connection with the Merger. PVCO shall use its reasonable efforts to assist Tri-Valley to comply with said securities laws.

ARTICLE 7

CLOSING

        7.1     The Closing. The Closing of the Merger shall take place at the offices of Tri-Valley in Bakersfield, California on or before May 6, 2005 (the "Closing Date"), unless extended, by mutual agreement of the parties, due to time unavoidably consumed in completing conditions precedent. The parties shall cause the Merger to be consummated by filing the Articles of Merger with the Delaware and Nevada Secretaries of State as soon as practicable after the Closing Date.

        7.2     Exchange. At the Effective Date, all outstanding shares of PVCO common stock shall be converted into and represent the right to receive from Tri-Valley the Merger Consideration as provided in Section 2 of this Agreement. Tri-Valley shall deliver the Merger Consideration to Petrawest in exchange for the outstanding shares of PVCO common stock pursuant to this Agreement.

        7.3     Restricted Securities. The shares of Tri-Valley Corporation to be issued as the Merger Consideration shall be considered "Restricted Securities" under the federal securities laws and will be issued on the basis that the representations and warranties of Petrawest in Section 3.14 and by the sole equity owner of Petrawest in Section 3.15 are true and correct. Petrawest understands that the Restricted Securities have not been and will not be registered under the Securities Act in reliance upon an exemption or exemptions thereunder and that the Restricted Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act, or an exemption therefrom, and that, in the absence of an effective registration statement covering the Restricted Securities or an available exemption from registration under the Securities Act, the Restricted Securities must be held indefinitely. Petrawest further understands that Tri-Valley intends to issue the Restricted Securities without qualifying under any applicable state's securities laws by reason of one or more exemptions therefrom and that, in connection with any subsequent disposition of the Restricted Securities by Petrawest, Tri-Valley will not be obligated to qualify such transaction under any such applicable state's securities laws. If at the time of any sale, transfer or other disposition of the Restricted Securities those Restricted Securities are not registered under the Securities Act, Petrawest further agrees that it will not sell, transfer or otherwise dispose of the Securities without first having presented to Tri-Valley a written opinion of counsel reasonably satisfactory to Tri-Valley, indicating that the proposed transfer will not be in violation of the Securities Act or any applicable state's securities laws

7.4 Legend. The certificate for such Restricted Securities shall bear the following legend:

"The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or qualified under any state's securities laws. Such shares may not be sold or transferred without the holder of shares represented by this certificate first having presented to the Company a written opinion of counsel reasonably satisfactory to the Company, indicating that the proposed transfer will not be in violation of the Securities Act of 1933 or any applicable state's securities laws.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF PVCO

PVCO's obligations hereunder are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Tri-Valley and Sub-C set forth shall be true and correct in all material respects as of the Closing Date.

8.2 Covenants. Tri-Valley shall have performed and complied in all material respects with its covenants contained herein on or before the Closing

8.3 Compliance with Law. There shall not be issued or threatened by any governmental authority any order, regulation, proceeding, judgment or ruling that prohibits the Merger.

8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations as may be required to lawfully consummate the Merger.

8.5 Listing. The Merger Consideration shall be approved for issuance by the American Stock Exchange, subject to a restriction against the disposition thereof pursuant to Rule 144.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF TRI-VALLEY AND C-SUB

Tri-Valley's and C-Sub's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions:

        9.1     Accuracy of Representations and Warranties. The representations and warranties of Petrawest and PVCO shall be true and correct as of the Closing Date, except where the failure of such to be true or correct would not have a material adverse effect on PVCO. The representations of Petrawest in Section 3.14 and by the sole equity owner of Petrawest in Section 3.15 shall be true and correct as of the Closing Date.

9.2 Covenants. PVCO shall have performed and complied in all material respects with all of its covenants contained herein at or before the Closing

9.3 No Material Adverse Effect. Since the Agreement Date, there shall not have been any material adverse effect with respect to PVCO.

9.4 Compliance with Law. There shall not be issued or threatened by any governmental authority any order, regulation, proceeding, judgment or ruling that prohibits the Merger.

        9.5     Due Diligence. C-Sub shall be satisfied, in its sole discretion, with respect to due diligence that it may conduct between the Agreement Date and the Closing Date and such due diligence shall be satisfactory to the C-Sub Board of Directors, in its sole discretion. Among the due diligence to be conducted by C-Sub are: (a) review of title to the Properties, (b) curing title to the Properties, and (c) review of environmental conditions and availability of permits (either transferred to Surviving Corporation on or about the Closing or in C-Sub's judgment reasonably available to Surviving Corporation after the Closing) in order to allow operations to be conducted on the Properties in manner satisfactory to C-Sub.

ARTICLE 10

MISCELLANEOUS PROVISIONS

        10.1     Rules of Construction. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed in each instance by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such agreements or instruments (without, however, limiting any stated prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of government authorities, Persons succeeding to their respective functions and capacities.

        10.2     Further Assurances. The parties agree to take such further actions and execute and deliver such documents as shall be reasonably necessary to consummate the purposes of this Agreement, including, among other things, all title curative actions as shall be reasonably required to vest satisfactory title in PVCO.

10.3 Binding Effect. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

10.4 No Third Party Benefit. This Agreement is for the benefit of parties hereto only and not for the benefit of third parties.

        10.5     Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        10.6     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE ANOTHER STATE'S LAW TO APPLY.

        10.7     Confidentiality. For a period of sixty (60) days, following the Effective Date, neither party shall make any press release nor other public announcements concerning the transactions contemplated by this Agreement without the prior written approval of the other party and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulations of any governmental agency or stock exchange.

        10.8     Notices and Addresses. Any notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given: (i) on the date of delivery, if personally delivered to the party to whom notice is to be given; (ii) one (1) business day after mailing, if sent via overnight mail by a nationally recognized overnight delivery service, or if sent via email to the email address provided by a party hereunder to the other for purposes of notice under this Agreement; or (iii) two (2) business days after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows.

If to Tri-Valley or C-Sub:

5555 Business Park South
Suite 200
Bakersfield, California 93309-1667

If to Petrawest or PVCP:

18124 Wedge Parkway, Suite 925
Reno, Nevada 89511

If to the sole equity owner of Petrawest:

36568 Mojave Sage Street
Palm Desert, California 92211

        Either party may specify: (i) as its proper address any other street address within the continental limits of the United States or (ii) its email address, by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address or email address.

10.9 Dispute Resolution. The parties hereby agree to the following dispute resolution procedure:

                (a)     Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Bakersfield, California, or at such other location as the parties shall agree, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its then existing Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

                (b)     Mediation. Prior to commencement of the arbitration, the parties shall submit the dispute for mediation before JAMS or another mutually agreed upon mediator. The parties will cooperate in selecting a mediator, and in promptly scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the arbitration shall proceed forthwith. The pendency of a mediation shall not preclude a party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

        10.10     Attorneys' Fees. If any party brings a demand for arbitration or other action under this Agreement, whether such arbitration or other action is at law or in equity or otherwise, the prevailing party shall be entitled, in addition to any other rights or remedies, to collect from the non-prevailing party or parties the reasonable costs and expenses incurred in the investigation and prosecution of such action, including reasonable attorneys' fees and costs. The arbitrator in arbitration is authorized to allocate reasonable costs and expenses incurred in the investigation and prosecution of such arbitration, including reasonable attorneys' fees and costs, in accordance with this Section.

        10.11     Severability. If any release, assumption, obligation, liability, or indemnity is held to be invalid or unenforceable, then the parties intend and agree that the remaining portion of such release, assumption, liability or indemnity shall remain in force and effect, modified to the minimum extent required to comply with applicable law for enforceability.

        10.12     Liability and Obligations. The liability and obligations of each party hereto under each of their respective representations, warranties and covenants shall survive Closing and the execution and delivery of the Assignment, and shall remain in force and effect.

        10.13     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, including but not limited to the Confidentiality Agreement dated November 2, 2004 and the Memorandum of Agreement dated January 19, 2005, commitments, understandings, or information otherwise furnished by a party to the other with respect to such matters. No amendment shall be binding unless in writing and signed by representatives of both parties.

10.14 Intentions of the Parties. Nothing herein contained shall be construed to constitute any party hereto (under state law or for tax purposes) in partnership with the other party.

        10.15     No Waiver. No failure on the part of a party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.16 Counterparts. This Agreement may be executed in multiple counterparts. All of such counterparts shall constitute one and the same instrument.

10.17 Conflict with Assignment. To the extent that there is a conflict between this Agreement and the Assignment of Leases, this Agreement shall prevail.

[Signatures Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRI-VALLEY:	TRI-VALLEY CORPORATION

By:
Title: President/CEO

C-SUB:	COASTAL OIL SANDS CO.

By:
Title: President

PETRAWEST:	PETRAWEST LTD.

By:
Title: President

By:
Title: Manager

PVCO:	PLEASANT VALLEY ENERGY CORPORATION

By:
Title: President

IN WITNESS WHEREOF, the sole equity owner of Petrawest agrees to be bound by Section 3.15 of this Agreement as of the date first above written.